UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2010

BOSTON SCIENTIFIC CORPORATION
(Exact name of registrant as specified in charter)

DELAWARE	1-11083	04-2695240
(State or other	(Commission	(IRS employer
jurisdiction of	file number)	identification no.)
incorporation)

One Boston Scientific Place, Natick, Massachusetts	01760-1537
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:   (508) 650-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 23, 2010, we announced internally that Fredericus A. Colen, the Company’s Executive Vice President and Chief Technology Officer and one of our named executive officers, is retiring from the Company effective June 30, 2010 for family reasons.

As a member of our Executive Committee, Mr. Colen will receive benefits under our Executive Retirement Plan (the “Plan”) equal to 2.5 months salary for each year of his over 10 years of service, or $1,358,750.  Mr. Colen’s separation also qualifies as a Retirement under our Long-Term Incentive Plans.  As a result, unvested stock options and deferred stock units will vest upon his Retirement.  Mr. Colen will also receive an executive allowance under our Executive Allowance Plan prorated through his retirement date equal to $12,500.

In addition, pursuant to an Agreement and General Release of All Claims (the “Agreement”), Mr. Colen will receive a lump sum payment equal to his annual base salary of $600,000 shortly after June 30, 2010, and will be eligible to receive a prorated 2010 bonus of up to 70% of his current annual base salary under our 2010 Performance Incentive Plan.  Mr. Colen will also receive reimbursement of relocation expenses incurred in connection with his previously anticipated relocation to Massachusetts of approximately $40,000, including a tax gross-up, plus certain expenses incurred in connection with the cost of moving personal goods to Florida.  Mr. Colen will also receive outplacement services not to exceed $25,000.

Mr. Colen’s Agreement contains customary confidentiality, nonsolicitation, noncompetition, nondisparagement, tax withholding and release provisions.

A form of the Agreement is attached hereto as Exhibit 10.1 and the summary of the Agreement contained herein is qualified in its entirety by the full text of the Agreement.
.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description

10.1	Form of Agreement and General Release of All Claims between Fredericus A. Colen and Boston Scientific Corporation dated April 23, 2010.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

Date: April 23, 2010	By:	/s/ Lawrence J. Knopf
Lawrence J. Knopf
Senior Vice President and Deputy General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Form of Agreement and General Release of All Claims between Fredericus A. Colen and Boston Scientific Corporation dated April 23, 2010.